Exhibit 2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”), dated as of October 6, 2020, is made under seal by and among the undersigned parties (each a “Reporting Person” or collectively the “Reporting Persons” or the “Reporting Group”).

WHEREAS, certain Reporting Persons are stockholders, direct or beneficial, of the 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”, “Preferred Stock” or “ERPS”), of Telos Corporation, a Maryland corporation (the “Company”) and may be deemed to beneficially own Preferred Stock for purposes of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder;

WHEREAS, the Company and certain of the Reporting Persons have entered into a Voting and Support Agreement, dated as of even date hereof (the “Voting Agreement”);

WHEREAS, upon execution of the Voting Agreement, the Reporting Persons may be deemed to have formed a “group” for purposes of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and as a result, the Reporting Group may be deemed to have acquired beneficial ownership of all of the Preferred Stock deemed beneficially owned by each of the Reporting Persons; and

WHEREAS, each of the Reporting Persons desires by this Agreement to provide for the joint filing of a Statement on Schedule 13D (as amended from time to time, the “Group Schedule 13D”) and other required Exchange Act reports with respect to the Reporting Persons’ respective beneficial ownership of Preferred Stock.

NOW, THEREFORE, the Reporting Persons hereby agree under seal as follows:

1.       Joint Schedule 13D Filing. Pursuant to Rule 13d-1(k) of the Exchange Act, each of the Reporting Persons shall cooperate to jointly prepare and file the Group Schedule 13D with respect to their respective beneficial ownership of shares of Preferred Stock on behalf of the Reporting Group and all necessary or appropriate amendments thereto. For purposes of this Agreement, the terms “beneficial ownership” and “beneficial owner” shall have the meanings given to them pursuant to Rule 13d-3 of the Exchange Act. The Reporting Persons agree that this Agreement and the Voting Agreement will be included as an exhibit to the Group Schedule 13D and any amendments thereto, and any amendments to the Group Schedule 13D may be filed without the necessity of filing additional joint filing agreements. The Group Schedule 13D will be submitted for EDGAR filing by Wynnefield Partners Small Cap Value, L.P. and Nelson Obus and counsel to Wynnefield Partners Small Cap Value, L.P. will be the identified parties to receive notices and communications on the first page thereof.

2.       Group Schedule 13D Amendments. Each Reporting Person agrees that if (a) it or any of its Affiliates (as such term is defined in the Voting Agreement) takes any action that would require the Reporting Group to amend the Group Schedule 13D or (b) any information concerning such Reporting Person or any of its Affiliates set forth in the Group Schedule 13D is or becomes inaccurate in any material respect, such Reporting Person shall notify the other Reporting Persons no later than one (1) business day thereafter, and shall cause an appropriate amendment to the Group Schedule 13D to be promptly prepared and distributed to the other Reporting Persons for review.

3.       Section 16 Matters.  With respect to Exchange Act Section 16 (“Section 16”) each of the Reporting Persons additionally acknowledges that (i) Section 16(a) requires, among other things, that persons who beneficially own more than 10% of any class of equity security registered under Section 12 of the Exchange Act file Section 16 reports with the SEC on Forms 3, 4, and 5 and (ii) that under Section 16(b), 10% beneficial owners and other Section “insiders” may be liable for any “short-swing profits.”  Each of the Reporting Persons hereto also acknowledges that when two or more persons form a “group” for purposes of Section 13(d), and the aggregate holdings of all members of the group exceed 10% of the class outstanding, each member of the group is deemed to be a ten percent owner for Section 16 purposes and must file a Form 3 within ten (10) days of the formation of the group.  Exchange Act Rule 16a-3(j) permits members of a 13(d) group to file a single report on behalf of some or all members of the group.  Accordingly, each Reporting Person will shall cooperate to prepare and file, either jointly or individually, the necessary Form 3, including applying for and obtaining all necessary EDGAR filing codes.

4.       Reasonable Opportunity to Review. Each Reporting Person agrees to provide the other Reporting Persons a reasonable opportunity to review and comment on each proposed amendment to the Group Schedule 13D and any Section 16 report.

5.       Information; Responsibility.

(a)        Each Reporting Person represents and warrants to the other Reporting Persons that the information concerning such Reporting Person and any of its Affiliates contained in the Group Schedule 13D, any Section 16 report. or any amendment thereto will be, true, correct and complete in all material respects and in accordance with all applicable laws.

(b)        In accordance with Rule 13d-1(k) of the Exchange Act, each Reporting Person shall be responsible for the completeness and accuracy of the information concerning such Reporting Person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Reporting Person contained therein, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

6.       Indemnification. Each Reporting Person agrees to indemnify, defend and hold harmless each other Reporting Person for any losses, damages, claims, liabilities, penalties or expenses (including reasonable legal fees and expenses) resulting from, or arising in connection with, the breach by such Reporting Person of any representations, warranties or agreements in this Agreement.

7.       Termination; Survival. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the Termination Date (as defined in the Voting Agreement). Any Reporting Person may terminate its obligation to continue to jointly file future amendments to the Group Schedule 13D and of Section 16 report by delivering written notice to each other Reporting Person on at least two (2) business days prior to the effective date of such termination to all other parties hereto, with a copy to counsel for Wynnefield Partners Small Cap Value, L.P. (Frank S. Jones, Jr., Whiteford Taylor & Preston L.L.P.), in accordance with the notice provisions of the Voting Agreement, in which case the provisions of this Agreement solely with respect to such Reporting Person shall terminate; provided that (x) Sections 5 through 12 hereof, inclusive, shall survive such termination and (y) such Reporting Person shall continue to be subject to its indemnification obligations under this Agreement for any breach by such Reporting Person hereunder existing at the time of such termination. In addition, following the termination by any Reporting Person pursuant to this Section 7 and thereafter for so long as such Reporting Person or any of its Affiliates may be deemed to beneficially own any of the Preferred Stock held by any of the other Reporting Persons or any of their Affiliates, or for so long as any other Reporting Person or any of their Affiliates may be deemed to beneficially own any of the Preferred Stock held by such Reporting Person or any of its Affiliates, such Reporting Person shall promptly (and in any event within one (1) business day after the filing) notify each other Reporting Person in writing of the filing of any Schedule 13D of Section 16 report or amendment thereof with respect to its or any of its Affiliates’ beneficial ownership of Preferred Stock.

8.       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the laws of another jurisdiction. The parties hereto agree that any proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be governed in all respects by Section 7.11 of the Voting Agreement, as if such provisions were restated herein mutatis mutandis.

Joint Filing Agreement

9.       Counterparts; Signatures. This Agreement may be manually or electronically/digitally executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

10.     Notices. All notices and other communications required or permitted under this Agreement will be in writing and shall be sent in accordance with Section 7.4 of the Voting Agreement, as if such provisions were restated herein mutatis mutandis.

11.     Entire Agreement; No Agency. The relationship of the parties hereto shall be limited to carrying on the sole purposes stated in the Voting Agreement and herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or confer any proxy or other authority.

12.     Acknowledgement Regarding Counsel. Each Reporting Person acknowledges that Whiteford Taylor & Preston L.L.P. has and will continue to act as counsel for Wynnefield Partners Small Cap Value, L.P. and its Affiliates and not for any other member of the Reporting Group, or their Affiliates, in all respects.  Each Reporting Person acknowledges and represents that it has carefully read this Agreement and the Voting Agreement understands their terms, and been advised to consult with an attorney of its choice, and voluntarily executes same as its own free act with the intent to be legally bound thereby.

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Joint Filing Agreement

IN WITNESS WHEREOF, the Reporting Persons have caused this Agreement to be duly executed under seal as of the day and year first above written.

REPORTING PERSONS:

Wynnefield Partners Small Cap Value, L.P.

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

Wynnefield Partners Small Cap Value L.P. I

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

Wynnefield Small Cap Value Offshore Fund, Ltd.

By:	Wynnefield Capital, Inc., its Investment Manager

By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

Wynnefield Capital, Inc. Profit Sharing Plan, INC.

By:	/s/ Nelson Obus
Nelson Obus, Authorized Signatory

Joint Filing Agreement

Signature Page

Wynnefield Capital, Inc.

By:	/s/ Nelson Obus
Nelson Obus, President

/s/ Nelson Obus
Nelson Obus, Individually

/s/ Joshua H. Landes
Joshua H. Landes, Individually

Joint Filing Agreement

Signature Page

MINERVA ADVISORS LLC

By:	/s/ David P. Cohen	(SEAL)
David P. Cohen, President

MINERVA GROUP, LP

By:	MINERVA GP, LP, its General Partner

By:	MINERVA GP, INC., its General Partner

By:	/s/ David P. Cohen	(SEAL)
David P. Cohen, President

MINERVA GP, LP

By:	MINERVA GP, INC., its General Partner

By:	/s/ David P. Cohen	(SEAL)
David P. Cohen, President

Joint Filing Agreement

Signature Page

MINERVA GP, INC.

By:	/s/ David P. Cohen	(SEAL)
David P. Cohen, President

/s/ David P. Cohen		(SEAL)
David P. Cohen

Joint Filing Agreement

Signature Page

/s/ Victor Morgenstern	(SEAL)
Victor Morgenstern

/s/ Faye Morgenstern	(SEAL)
Faye Morgenstern

/s/ Judd Morgenstern	(SEAL)
Judd Morgenstern

/s/ Jennifer Morgenstern	(SEAL)
Jennifer Morgenstern

/s/ Robyn Morgenstern	(SEAL)
Robyn Morgenstern

The Victor Morgenstern Grantor Remainder Annuity Trust 2020 #2

By:	/s/ Victor Morgenstern	(SEAL)
Name:	Victor Morgenstern
Title:	Trustee

JUDD Morgenstern revocable Trust

By:	/s/ Judd Morgenstern	(SEAL)
Name:	Judd Morgenstern
Title:	Trustee

Jennifer Morgenstern Irrevocable Trust

By:	/s/ Jennifer Morgenstern	(SEAL)
Name:	Jennifer Morgenstern
Title:	Trustee

Joint Filing Agreement

Signature Page

Robyn Morgenstern Irrevocable Trust

By:	/s/ Robyn Morgenstern	(SEAL)
Name:	Robyn Morgenstern
Title:	Trustee

Judd Morgenstern Irrevocable Trust

By:	/s/ Judd Morgenstern	(SEAL)
Name:	Judd Morgenstern

The Victor A. Morgenstern Grandchildren Trust

By:	/s/ Faye Morgenstern	(SEAL)
Name:	Faye Morgenstern

Joint Filing Agreement

Signature Page